Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Marcia Kendrick
713-881-8900
mkendrick@seitel.com

SEITEL ANNOUNCES SECOND QUARTER 2018 RESULTS

HOUSTON, August 13, 2018 - Seitel, Inc., a leading provider of onshore seismic data to the oil and gas industry in North America, today reported results for the second quarter ended June 30, 2018.

Second Quarter Highlights -

•	Total revenue was $12.3 million compared to $23.7 million in Q2 2017.

•	Cash resales totaled $11.5 million compared to $12.9 million in Q2 2017.

•	Cash flows from (used in) operating activities were $(1.4) million compared to $6.7 million in Q2 2017.

•	Cash EBITDA was $7.3 million compared to $8.4 million in Q2 2017.

First Six Months Highlights -

•	Total revenue was $31.8 million compared to $44.3 million in 2017.

•	Cash resales totaled $25.8 million compared to $26.9 million in 2017.

•	Cash flows from operating activities were $18.9 million compared to $20.9 million in 2017.

•	Cash EBITDA was $16.4 million compared to $17.3 million in 2017.

Total revenue for the second quarter of 2018 was $12.3 million, consisting of acquisition underwriting revenue of $1.4 million, resale licensing revenue of $10.3 million and solutions and other revenue of $0.6 million. This compares to total revenue of $23.7 million in the second quarter of 2017, consisting of acquisition underwriting revenue of $4.4 million, resale licensing revenue of $18.9 million and solutions and other revenue of $0.5 million. Cash resales, a component of resale licensing revenue, were $11.5 million in the second quarter of 2018 compared to cash resales of $12.9 million in the second quarter of 2017.

Total revenue for the six months ended June 30, 2018 was $31.8 million compared to $44.3 million for the same period last year. Acquisition underwriting revenue was $4.6 million for the first six months of 2018 compared to $11.3 million in the first six months of 2017. New data acquisition activity in the first six months of 2018 was focused in the Niobrara, Permian and Austin Chalk areas in the U.S. and in the Duvernay area in Canada. Total resale licensing revenue was $26.1 million in the first six months of 2018 compared to $32.1 million in the first six months of 2017. For the first six months of 2018, cash resales were $25.8 million compared to $26.9 million in the first six months of 2017, reflecting continued disciplined capital spending by our E&P clients. Solutions and other revenue was $1.1 million in the first six months of 2018 compared to $1.0 million in the first six months of 2017.

“Our cash resales activity in the first half of 2018 remained relatively flat when compared to the first half of last year as E&P companies remain judicious with capital spending,” commented Rob Monson, president and chief executive officer. “We remain cautiously optimistic that we will see improvements in seismic spending from our E&P clients in the second half of the year.
“We continue to make disciplined investments in our library across premium plays. Year-to-date, we have added approximately 400 square miles of data to our library with new surveys or purchases completed in the Permian, EagleFord/Woodbine and Duvernay areas and have 400 square miles of new surveys in progress in the Niobrara and Austin Chalk plays,” stated Monson.
Our net loss was $9.8 million for the second quarter of 2018 compared to $9.6 million for the second quarter of 2017 and $11.7 million for the first six months of 2018 compared to $23.0 million for the first six months of 2017. The increase in net loss between the second quarter of 2017 and the second quarter of 2018 was primarily due to a decrease in total revenues and a $4.5

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million goodwill impairment charge partially offset by a decrease in amortization expense associated with our seismic data library and an increase in income tax benefit. The decrease in net loss between the first six-month periods of 2017 and 2018 was primarily due to a decrease in amortization expense associated with our seismic data library and an increase in income tax benefit partially offset by a decrease in total revenues and the goodwill impairment charge. The goodwill impairment charge recorded in the second quarter and first six months of 2018 resulted from a change of ownership at our parent company in July 2018 and was based on the purchase price paid in such transaction.

Cash flows from (used in) operating activities were ($1.4) million in the second quarter of 2018 compared to $6.7 million in the second quarter of 2017. The decrease in cash flows between quarters was primarily due to lower collections on acquisition underwriting revenue. Cash flows from operating activities were $18.9 million for the first six months of 2018 compared to $20.9 million for the first six months of 2017. The decrease between periods was primarily due to lower collections on acquisition underwriting revenue and higher income tax payments, partially offset by lower payments of annual incentive compensation.

Cash EBITDA, a non-GAAP measure, generally defined as cash resales and solutions revenue less cash operating expenses (excluding severance and other non-routine items), was $7.3 million in the second quarter of 2018 compared to $8.4 million in the second quarter of 2017 and $16.4 million in the first six months of 2018 compared to $17.3 million in the first six months of 2017. The decrease between periods was primarily the result of lower cash resales.

Selling, general and administrative (“SG&A”) expenses were relatively flat between the quarter and year-to-date periods. SG&A expenses totaled $4.8 million in the second quarter of 2018 compared to $5.0 million in the second quarter of 2017 and $10.5 million in the first six months of 2018 compared to $10.7 million in the first six months of 2017.

In the first six months of 2018, gross capital expenditures were $9.1 million, of which $6.7 million related to new data acquisition projects primarily located in the Niobrara, Permian and Austin Chalk areas in the U.S. and in the Duvernay area in Canada. Our net cash capital expenditures, a non-GAAP measure, defined as total capital expenditures less cash underwriting revenue and non-cash capital expenditures, totaled $4.5 million in the first six months of 2018. Our current backlog of capital expenditures relates to new data acquisition projects located in the Niobrara and Austin Chalk areas and totals $13.6 million, of which we have obtained cash underwriting of $9.2 million. We expect the majority of our $4.4 million committed net cash capital expenditures to be incurred in the second half of 2018 with the remainder to be incurred in 2019.

CONFERENCE CALL
Seitel’s next conference call will be held after the release of its year-end 2018 results in February 2019. Should investors or analysts wish to contact the Company, please feel free to contact Marcia Kendrick at the email address or telephone number provided in this release.

ABOUT SEITEL
Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel’s data products and services are critical in the exploration for and development of oil and gas reserves by exploration and production companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of exploration and production companies. Seitel believes that its library of 3D onshore seismic data is one of the largest available for licensing in North America and includes leading positions in oil, liquids-rich and natural gas unconventional plays as well as conventional areas. Seitel has ownership in over 47,000 square miles of 3D onshore data, over 10,000 square miles of 3D offshore data and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel has also expanded into Mexico through the reprocessing of existing 2D seismic data for licensing to oil and gas companies. Seitel serves a market which includes over 1,500 companies in the oil and gas industry.

FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Statements contained in this press release about our future outlook, prospects, strategies and plans, and about industry conditions, demand for seismic services and the future economic life of our seismic data are forward-looking, among others. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward-looking. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “target,” “foresee,” “should,” “intend,” “may,” “will,” “would,” “could,” “potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance, but represent our present belief, based on our current expectations and assumptions, with respect to future events and their potential effect on us. While we believe our expectations and assumptions are reasonable, they involve risks and uncertainties beyond our control that could cause the actual results or outcome to differ materially from the expected results or outcome reflected in our forward-

looking statements. Such risks and uncertainties include, without limitation, actual customer demand for our seismic data and related services, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids, conditions in the capital markets during the periods covered by the forward-looking statements, the effect of economic conditions, our ability to obtain financing on satisfactory terms if internally generated cash flows are insufficient to fund our capital needs, the impact on our financial condition as a result of our debt and our debt service, our ability to obtain and maintain normal terms with our vendors and service providers, our ability to maintain contracts that are critical to our operations, changes in the oil and gas industry or the economy generally and changes in the capital expenditure budgets of our customers. For additional information regarding known material factors that could cause our actual results to differ, please see our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The forward-looking statements contained in this press release speak only as of the date hereof and readers are cautioned not to place undue reliance or project future results based on such forward-looking statements or present or prior earnings levels. Except as required by applicable law, we disclaim any duty to update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Seitel, Inc. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and future reports filed with the SEC.

INFORMATION RELATED TO FINANCIAL MEASURES
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), but believe that certain non-GAAP financial measures, such as cash EBITDA and net cash capital expenditures, provide useful supplemental information to investors regarding the company’s operating and financial performance and are useful for period-over-period comparisons. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP. Non-GAAP financial measures included in this press release are cash EBITDA, for which the most comparable GAAP measure is cash flows from operating activities and net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures. Reconciliations of each non-GAAP financial measure to its most comparable GAAP measure are included at the end of this press release.

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited)
	June 30, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$75,153	$70,581
Receivables, net	13,649	27,138
Net seismic data library	64,594	74,542
Net property and equipment	1,426	1,599
Prepaid expenses, deferred charges and other	4,915	1,842
Intangible assets, net	900	900
Goodwill	178,980	187,243
Deferred income taxes	219	203
TOTAL ASSETS	$339,836	$364,048

LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$13,840	$20,198
Income taxes payable	33	2,777
Senior Notes	248,834	248,142
Obligations under capital leases	1,166	1,363
Deferred revenue	15,186	13,095
Deferred income taxes	748	1,359
TOTAL LIABILITIES	279,807	286,934

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY
Common stock, par value $.001 per share; 100 shares authorized,
issued and outstanding	—	—
Additional paid-in capital	400,595	400,592
Retained deficit	(326,194)	(314,671)
Accumulated other comprehensive loss	(14,372)	(8,807)
TOTAL STOCKHOLDER’S EQUITY	60,029	77,114
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$339,836	$364,048

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

REVENUE	$12,324	$23,700	$31,813	$44,295

EXPENSES:
Depreciation and amortization	8,081	21,969	18,392	44,232
Impairment of goodwill	4,496	—	4,496	—
Cost of sales	88	33	105	43
Selling, general and administrative	4,807	5,005	10,514	10,651
	17,472	27,007	33,507	54,926

LOSS FROM OPERATIONS	(5,148)	(3,307)	(1,694)	(10,631)

Interest expense, net	(6,032)	(6,187)	(12,086)	(12,397)
Foreign currency exchange gains (losses)	470	(34)	1,112	(85)
Other income	63	96	72	96

Loss before income taxes	(10,647)	(9,432)	(12,596)	(23,017)
Provision (benefit) for income taxes	(836)	204	(882)	(2)

NET LOSS	$(9,811)	$(9,636)	$(11,714)	$(23,015)

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Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe cash resales are an important measure of our operating performance and are useful in assessing overall industry and client activity. Cash resales are likely to fluctuate quarter to quarter as they do not require the longer planning and lead times necessary for new data creation. Cash resales were $11.5 million in the second quarter of 2018 compared to $12.9 million in the second quarter of 2017 and $25.8 million in the first six months of 2018 compared to $26.9 million in the first six months of 2017.

The following table summarizes the components of Seitel’s revenue (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Total acquisition underwriting revenue	$1,432	$4,359	$4,633	$11,272

Resale licensing revenue:
Cash resales	11,538	12,904	25,820	26,925
Non-monetary exchanges	—	1,000	—	1,250
Revenue recognition adjustments	(1,281)	4,974	253	3,898
Total resale licensing revenue	10,257	18,878	26,073	32,073

Total seismic revenue	11,689	23,237	30,706	43,345

Solutions and other	635	463	1,107	950
Total revenue	$12,324	$23,700	$31,813	$44,295

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cost of goods sold and cash selling, general and administrative expenses (excluding severance and other non-routine costs). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, cash flows from operating activities (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Cash EBITDA	$7,250	$8,409	$16,382	$17,259
Add (subtract) other components not included in cash EBITDA:
Cash acquisition underwriting revenue	1,432	4,272	4,633	11,146
Revenue recognition adjustments from contracts payable in cash	(1,344)	4,974	190	3,898
Severance and other non-routine costs	—	(103)	(105)	(103)
Interest expense, net	(6,032)	(6,187)	(12,086)	(12,397)
Amortization of deferred financing costs	350	317	692	627
Other cash operating income	9	—	18	—
Current income tax benefit (expense)	270	(177)	(95)	(583)
Changes in operating working capital	(3,354)	(4,785)	9,306	1,007
Net cash provided by (used in) operating activities	$(1,419)	$6,720	$18,935	$20,854

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Net cash capital expenditures represent total capital expenditures less cash underwriting revenue from our clients and non-cash additions to the seismic data library. We believe this measure is important as it reflects the amount of capital expenditures funded from our operating cash flow. The following table summarizes our actual capital expenditures for the six months ended June 30, 2018 and shows how net cash capital expenditures (a non-GAAP financial measure) are derived from total capital expenditures, the most directly comparable GAAP financial measure (in thousands):

Six Months Ended June 30, 2018
New data acquisition	$6,711
Cash purchases and data processing	2,223
Property and equipment	173
Total capital expenditures	9,107
Less:
Cash underwriting revenue	(4,633)
Net cash capital expenditures	$4,474

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